UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (RULE 13d - 102)

             Information to be included in statements filed pursuant
           to Rules 13d-1(b), (c) and (d) and amendments thereto filed pursuant to 13d-2(b)

                                (AMENDMENT NO.2)*

                      Access Integrated Technologies, Inc.
                      ------------------------------------
                                (Name of Issuer)

                      Class A Common Stock, par value $.001
                      -------------------------------------
                         (Title of Class of Securities)

                                    004329108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event which Requires Filing of this Statement)

                          Check the appropriate box to
                         designate the rule pursuant to
                          which this Schedule is filed:

                                [ ]  Rule 13d-1(b)
                                [x]  Rule 13d-1(c)
                                [ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Basso Private Opportunities Holding Fund Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             159,174

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             159,174

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             159,174

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.7%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Basso Fund Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             70,466

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             70,466

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             70,466

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.3%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Basso Multi-Strategy Holding Fund Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             494,628

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             494,628

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             494,628

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             2.1%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Basso Capital Management, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             724,268

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             724,268

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             724,268

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.0%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Basso GP, LLC

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             724,268

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             724,268

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             724,268

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.0%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Howard I. Fischer

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             724,268

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             724,268

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             724,268

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.0%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Philip Platek

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             724,268

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             724,268

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             724,268

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.0%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             John Lepore

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             724,268

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             724,268

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             724,268

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.0%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Dwight Nelson

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             724,268

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             724,268

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             724,268

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.0%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

This statement is filed pursuant to Rule 13d-2(b) promulgated under the Securities Exchange Act of 1934, as amended, with respect to the shares of common stock (the "Common Stock") of Access Integrated Technologies, Inc. (the "Issuer") beneficially owned by the Reporting Persons identified below as of December 31, 2006, and amends and supplements the Schedule 13G originally filed February 22, 2005, as amended (collectively, the "Schedule 13G"). Except as set forth herein, the Schedule 13G is unmodified.

The names of the persons filing this statement on Schedule 13G are: Basso Private Opportunities Holding Fund Ltd. ("Private Opportunities Holding Fund"), Basso Fund Ltd. ("Basso Fund"), Basso Multi-Strategy Holding Fund Ltd. ("Multi-Strategy Holding Fund"), Basso Capital Management, L.P. ("BCM"), Basso GP, LLC ("Basso GP"), Howard Fischer, Philip Platek, John Lepore and Dwight Nelson. BCM is the investment manager of Private Opportunities Holding Fund, Basso Fund and Multi-Strategy Holding Fund. Basso GP is the general partner of BCM. The controlling persons of Basso GP are Howard Fischer, Philip Platek, John Lepore and Dwight Nelson (each a "Controlling Person" and collectively, the "Controlling Persons").

ITEM 4.         OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Private Opportunities Holding Fund beneficially owns 159,174 shares of Common Stock through its ownership of (i) 68,709 shares of Common Stock and (ii) warrants of the Issuer ("Warrants") exercisable for 90,465 shares of Common Stock.

          Basso Fund beneficially owns 70,466 shares of Common Stock through its ownership of (i) 40,860 shares of Common Stock and (ii) Warrants exercisable for 29,606 shares of Common Stock.

          Multi-Strategy Holding Fund beneficially owns 494,628 shares of Common Stock through its ownership of (i) 230,406 shares of Common Stock and
          (ii) Warrants exercisable for 264,222 shares of Common Stock.

          BCM, as the investment manager of Private Opportunities Holding Fund, Basso Fund and Multi-Strategy Holding Fund, is deemed to beneficially own the 724,268 shares of Common Stock beneficially owned by them.

          Basso GP, as the general partner of BCM, is deemed to beneficially own the 724,268 shares beneficially owned by BCM.

          Each Controlling Person, in his capacity as a controlling person of Basso GP, is deemed to beneficially own the 724,268 shares of Common Stock beneficially owned by Basso GP.

          Collectively, the Reporting Persons beneficially own 724,268 shares of Common Stock.

     (b)  Percent of Class:

          Private Opportunities Holding Fund's beneficial ownership of 159,174 shares of Common Stock represents 0.7% of all the outstanding shares of Common Stock.

          Basso Fund's beneficial ownership of 70,466 shares of Common Stock represents 0.3% of all the outstanding shares of Common Stock.

          Multi-Strategy Holding Fund's beneficial ownership of 494,628 shares of Common Stock represents 2.1% of all the outstanding shares of Common Stock.

          BCM's   beneficial   ownership  of  724,268  shares  of  Common  Stock
          represents 3.0% of all the outstanding shares of Common Stock.

          Basso GP's and each Controlling Person's beneficial ownership of 724,268 shares of Common Stock represents 3.0% of all the outstanding shares of Common Stock.

          Collectively, the Reporting Persons beneficially own 724,268 shares of Common Stock representing 3.0% of all the outstanding shares of Common Stock.

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               Not applicable.

          (ii)  Shared  power to vote or to direct  the vote of shares of Common
          Stock:

               Private Opportunities Holding Fund, BCM, Basso GP and each Controlling Person have the shared power to vote or direct the vote of 159,174 shares of Common Stock.

               Basso Fund, BCM, Basso GP and each Controlling Person have the shared power to vote or direct the vote of 70,466 shares of Common Stock.

               Multi-Strategy Holding Fund, BCM, Basso GP and each Controlling Person have the shared power to vote or direct the vote of 494,628 shares of Common Stock.

         (iii) Sole power to dispose or to direct the disposition of shares of Common Stock:

               Not applicable.

          (iv) Shared power to dispose or to direct the disposition of shares of Common Stock:

               Private Opportunities Holding Fund, BCM, Basso GP and each Controlling Person have the shared power to dispose or to direct the disposition of 159,174 shares of Common Stock.

               Basso Fund, BCM, Basso GP and each Controlling Person have the shared power to dispose or to direct the disposition of 70,466 shares of Common Stock.

               Multi-Strategy Holding Fund, BCM, Basso GP and each Controlling Person have the shared power to dispose or to direct the disposition of 494,628 shares of Common Stock.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 10.  CERTIFICATION.

By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


Dated: February 14, 2007  BASSO PRIVATE OPPORTUNITIES HOLDING FUND LTD.


                          BASSO FUND LTD.


                          BASSO MULTI-STRATEGY HOLDING FUND LTD.


                          BASSO CAPITAL MANAGEMENT, L.P. ("BCM")


                             By: Basso GP, LLC


                                  By:  /s/ Howard Fischer
                                       -----------------------------------
                                       Howard  Fischer,  as a member of
                                       Basso GP,  LLC,  as General Partner
                                       of BCM (the  investment  manager of
                                       Basso Private Opportunities Holding
                                       Fund Ltd., Basso Fund Ltd. and Basso
                                       Multi-Strategy Holding Fund Ltd.)



                           /s/ Howard Fischer
                           -----------------------------------
                           Howard Fischer, individually and
                           on behalf of Basso GP, LLC, as member


                           /s/ Philip Platek
                           -----------------------------------
                               Philip Platek


                           /s/ John Lepore
                           -----------------------------------
                               John Lepore


                           /s/ Dwight Nelson
                           -----------------------------------
                               Dwight Nelson